Exhibit 16.1

June 16, 2015
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for FalconStor Software, Inc. (the Company) and, under the date of February 25, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014. On June 12, 2015, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8‑K dated June 16, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors. We are also not in a position to agree or disagree with the Company’s statement that BDO USA, LLP was not consulted regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S‑K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S‑K.
Very truly yours,

/s/ KPMG LLP